Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into by and between Basic Energy Services, Inc., a Delaware corporation (hereafter “Company”), and _______________ (hereafter “Executive”), effective as of __________, 2018 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement effective as of _______________ (the “Employment Agreement”);

WHEREAS, Section 30 of the Employment Agreement allows the parties to amend the Employment Agreement by written instrument executed by both parties; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other clarifying changes;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.    The penultimate sentence of Section 2(b) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

If Executive successfully meets the performance criteria established by the Compensation Committee, Employer shall pay Executive the earned Bonus amount within 30 days after receipt of the Company’s audited financial reports for the calendar year in which the Bonus is calculated or, with respect to any payments under a quarterly bonus plan or program, within the period applicable to such plan or program; provided, in the event of a termination of employment by the Company without Cause (as defined in Section 6(d)), or due to death, Disability (as defined in Section 6(d)) or Retirement (as defined in Section 6(d)) of Executive, or by Executive for Good Reason (as defined in Section 6(d)), any pro rata portion shall be paid as soon as reasonably practical to Executive or Executive’s spouse or legal representative based upon Executive’s and the Company’s performance through the month immediately preceding such termination of employment; provided, further, that no Bonus or pro rata portion thereof shall be paid later than 2½ months following the end of the calendar year for which the Bonus or pro rata portion thereof is earned.

2.    The last sentence of Section 6(b)(1) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

The Company shall make the Additional Payment to Executive in a cash lump sum not later than 60 calendar days following the Termination Date and, if applicable with respect to a Change in Control that occurs within six (6) months after a Termination Date, the Company shall make a payment equal to the positive difference, if any, of the Additional Payment due under this Section 6(b) applicable to the Change in Control less the Additional Payment previously made pursuant to this Section 6(b) prior to the Change in Control to Executive in a cash lump sum not later than 60 calendar days following the Change in Control. If the 60-day payment period begins in one calendar year and ends in the subsequent calendar year, the Additional Payment shall be paid in the subsequent calendar year.

3.    The second sentence of Section 6(b)(2) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

The Company shall reimburse the Executive for the premiums associated with such COBRA coverage on a monthly, after-tax basis until the Executive becomes eligible for group health coverage under another employer's plan with comparable benefits or for 18 months, whichever is less.

4.    Section 6(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8, as applicable, the Executive must first execute and not revoke within 55 days following the Executive’s termination of employment an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (such as Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim by Executive for any payment or benefit that is due under either this Agreement or any employee benefit plan until fully paid.

5.    The Employment Agreement is hereby amended by the addition of the following to the end of Section 6(d)(3):

; provided that any such event constitutes a “change in control event” with the meaning of Treasury Regulation Section 1.409A-3(i)(5).

6.    Effective January 1, 2019, Section 6(d)(8) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(8)    “Retirement” means the termination of Executive’s employment for normal retirement at or after attaining age sixty (60) provided that, on the date of his retirement, Executive has accrued at least ten years of active service with the Company.

7.    Section 22 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

22.    Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Code Section 409A unless the offset would not result in a violation of the requirements of Code Section 409A.

8.    The Employment Agreement is hereby amended by the addition of new Section 37 to read as follows:

37.    Section 409A.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

(d)    Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

9.    Except as otherwise specifically set forth herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has executed the Amendment and the Company has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:
Name:
Date:

COMPANY:
By:
Name:
Its:
Date: